Exhibit 32.1

CERTIFICATE OF CHIEF EXECUTIVE AND FINANCIAL OFFICERS

This Certificate is being delivered pursuant to the requirements of Section 1350 of Chapter 63 (Mail Fraud) of Title 18 (Crimes and Criminal Procedures) of the United States Code and shall not be relied on by any person for any other purpose.

The undersigned, who are the Chief Executive Officer and Chief Financial Officer of Hartman Commercial Properties REIT (the “Company”), each hereby certify as follows:

The Annual Report on Form 10-K of the Company (the “Report”), which accompanies this Certificate, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and all information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated this 30th day of March, 2007.

/s/ James C. Mastandrea
James C. Mastandrea, Interim CEO

/s/ David K. Holeman
David K. Holeman, Chief Financial Officer